Exhibit 10.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT ITS BOTH NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. OMITTED INFORMATION HAS BEEN REPLACED WITH ASTERISKS [***].

        Execution Version
ASSET PURCHASE AGREEMENT

by and between

JAZZ PHARMACEUTICALS IRELAND LIMITED

and

WEREWOLF THERAPEUTICS, INC.

Dated as of May 6, 2026

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Disclosure Schedule
Schedules:
Schedule 1.1(a)    Transferred Patents
Schedule 1.1(b)    Transferred Know-How
Schedule 1.1(c)    Transferred Compound
Schedule 1.1(d)    Transferred Regulatory Documentation
Schedule 1.3(c)    Assumed Liabilities
Schedule 1.6(b)(x)    Required Consents

Exhibits:
Exhibit A    Form of Bill of Sale
Exhibit B    Form of Patent Assignment
Exhibit C    Form of Assumption Agreement
Exhibit D    Form of Intellectual Property License Agreement
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ASSET PURCHASE AGREEMENT
THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into as of May 6, 2026, by and between Jazz Pharmaceuticals Ireland Limited, a corporation organized under the laws of Ireland (the “Buyer”), and Werewolf Therapeutics, Inc., a Delaware corporation (the “Seller”). The Buyer and the Seller are referred to herein collectively as the “Parties” and individually as a “Party.”
Introduction
The Buyer and the Seller are parties to that certain Collaboration and License Agreement, dated April 6, 2022, pursuant to which the Buyer obtained an exclusive license to Exploit (as defined in the Original License Agreement) Licensed Products (as defined in the Original License Agreement) from the Seller (the “Original License Agreement”).
The Seller desires to sell, transfer and assign to the Buyer, and the Buyer desires to purchase from the Seller, the Transferred Assets (as defined below), subject to the assumption by the Buyer of the Assumed Liabilities (as defined below), upon the terms and subject to the conditions set forth in this Agreement.
Simultaneous with the execution of this Agreement, the Seller and the Buyer agree to terminate the Original License [***].
In consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, [***] and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Buyer and the Seller agree as follows:
ARTICLE I

PURCHASE AND SALE OF THE TRANSFERRED ASSETS
1.1    Purchase and Sale of Assets. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Seller agrees to sell, convey, transfer, assign and make available for transfer to the Buyer, and the Buyer agrees to purchase, acquire and accept from the Seller, all of Seller’s right, title and interest in, to and under the Transferred Assets, in each case, free and clear of all Liens other than Permitted Liens. For purposes of this Agreement, “Transferred Assets” means all of Seller’s right, title and interest in the following assets as the same exist as of immediately prior to the Closing:
(a)    the Patents set forth on Schedule 1.1(a) (the “Transferred Patents”), and the Seller’s right, title and interest in and to all patent files, correspondence, opinions, studies, search results and documentation that are in the possession or control of the Seller as of immediately prior to the Closing to the extent related to such Transferred Patents (the “Transferred Patent Files”); provided that the Seller shall have the right to retain copies of any such Transferred Patent Files for its compliance records;

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(b)    any and all Know-How owned by the Seller and primarily used by either Party in connection with the 898 Program or any Product as of immediately prior to the Closing, including the Know-How set forth on Schedule 1.1(b) (the “Transferred Know-How”);
(c)    the compound set forth on Schedule 1.1(c) (the “Transferred Compound”);
(d)    the regulatory files, submissions and documentation to the extent relating to the 898 Program, any Product or the Regulatory Approvals, including all Regulatory Approvals, regulatory correspondence, meeting minutes, clinical and non-clinical study reports submitted to or received from any Regulatory Authority, adverse event reports, pharmacovigilance files, regulatory strategies, and all other material communications, filings, and records to the extent relating to Regulatory Approvals, including the documentation set forth on Schedule 1.1(d) (the “Transferred Regulatory Documentation”); and
(e)    the Seller’s right, title and interest in and to all books, documentation, specifications, preclinical studies, lab notebooks, lab reports, ledgers, files, reports, plans and operating records that are in the possession or control of the Seller, in each case to the extent related to the Products as of immediately prior to the Closing (the “Transferred Books and Records”); provided that (i) the Seller shall have the right to retain copies of any such Transferred Books and Records, including lab notebooks, for its compliance records and (ii) the Seller shall have the right to retain originals of any lab notebooks included in the Transferred Books and Records and provide the Buyer with copies of such notebooks.
1.2    Excluded Assets. Notwithstanding anything to the contrary in this Agreement, the Buyer is only purchasing the Transferred Assets, and the Transferred Assets shall not include any of the Excluded Assets. For purposes of this Agreement, “Excluded Assets” means all assets, rights and properties of the Seller or any of its Affiliates other than the Transferred Assets. Without limitation of the foregoing, the Excluded Assets shall include the following:
(a)    any Other Active Ingredient;
(b)    all accounts receivable, pre-paid expenses, cash and cash equivalents or similar investments, other current assets, bank accounts, commercial paper, certificates of deposit, Treasury bills and other marketable securities, including security deposits, reserves, prepaid rents and prepaid expenses;
(c)    other than the Transferred Intellectual Property, all Intellectual Property owned by or licensed to the Seller or any of its Affiliates (including all Seller Names and Marks and the Licensed IP);
(d)    all insurance policies, surety bonds or self-insurance of the Seller or any of its Affiliates and all claims, credits, causes of action or rights thereunder (including rights to assert claims thereunder);

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(e)    (i) all books, records, files and papers, whether in hard copy or computer format, (A) prepared in connection with or in respect of this Agreement, any Ancillary Agreement or the Contemplated Transactions, (B) prepared and maintained by the Seller or any of its Affiliates in connection with the Seller’s or its Affiliates’ regulatory or other legal compliance, including any regulatory filings, correspondence with Governmental Entities, market research data and marketing data, in each case under clauses “(A)” and “(B)” of this sentence to the extent not related to the Transferred Assets, (C) relating to employees of the Seller or its Affiliates or (D) that form part of the general ledger of the Seller or any of its Affiliates, that are working papers of the auditors of the Seller or any of its Affiliates or that are records related to Taxes payable by the Seller or any of its Affiliates, and (ii) all minute books of the Seller and its Affiliates and other corporate records of the Seller and its Affiliates;
(f)    all accounting goodwill related to the Transferred Assets;
(g)    all privileged communications between the Seller and any of its Affiliates and its and their respective attorneys, and any other privileged documents;
(h)    all rights of the Seller or any of its Affiliates arising under this Agreement, the Ancillary Agreements or the Contemplated Transactions;
(i)    all interests in the capital stock and other equity interests of the Seller or any of its Affiliates or any other Person;
(j)    all Tax refunds, Tax credits, Tax deposits and other Tax assets or any other rights relating to the recovery or recoupment of Taxes (including any refunds or rights or claims to refunds of Taxes, Tax deposits, Tax credits or other Tax assets) for any Tax period (or portion thereof) ending on the Closing Date to the extent relating to the Transferred Assets;
(k)    all Tax books and records;
(l)    all claims, causes of action, defenses, counterclaims or other rights, if any, arising out of or relating to, in each case in respect of the period prior to the Closing (i) any of the Transferred Assets or any Product or the Assumed Liabilities (other than any claims with respect to infringement of Transferred Patents or misappropriation of Transferred Know-How, which claims shall constitute Transferred Assets) or (ii) any Excluded Asset or Retained Liability; and
(m)    all rights that accrue or will accrue to the benefit of the Seller under this Agreement or the Ancillary Agreements.
1.3    Assumption of Liabilities. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Buyer shall assume and agree to perform, pay, satisfy or discharge when due the Assumed Liabilities. For purposes of this Agreement, “Assumed Liabilities” means the following Liabilities:

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(a)    all Liabilities arising out of the prosecution, ownership, operation, maintenance, sale, lease or use of any Transferred Asset or any Product from and after the Closing, but excluding, in each event, any Liabilities from a third party claim arising after the Closing that are based on facts, circumstances or occurrences arising prior to the Closing, or relating to any breach, violation or failure to perform other than such breach, violation or failure to perform arising out of the conduct of the Buyer that occurred prior to the Closing;
(b)    all Liabilities for which the Buyer agrees to be liable hereunder or that are otherwise apportioned to the Buyer hereunder; and
(c)    the Liabilities set forth on Schedule 1.3(c).
1.4    Retained Liabilities. Notwithstanding anything to the contrary in this Agreement, the Assumed Liabilities shall not include any of the Retained Liabilities, and the Buyer hereby does not and shall not assume or in any way undertake to perform, pay, satisfy or discharge any Retained Liabilities. For purposes of this Agreement, “Retained Liabilities” means all Liabilities other than the Assumed Liabilities. Without limitation of the foregoing, the Retained Liabilities shall include the following:
(a)    all Liabilities to the extent relating to any Excluded Assets (and not otherwise constituting Assumed Liabilities); and
(b)    all Liabilities for (i) any and all Taxes in respect of any Product or otherwise related to the Transferred Assets that are attributable to any taxable period (or portion thereof) ending on or prior to the Closing Date, (ii) any and all Taxes of the Seller, (iii) any and all Taxes of another person for which the Seller is liable, including Taxes for which the Seller is liable by reason of Treasury Regulations Section 1.1502-6 (or any comparable or similar provision of federal, state, local or foreign law), being a transferee or successor, any contractual obligation or otherwise, (iv) Seller’s portion of any Transfer Taxes in accordance with Section 1.7 and (v) Seller’s portion of any Apportioned Obligations in accordance with Section 4.7(b).
1.5    Closing Date Consideration. At the Closing, upon the terms and subject to the conditions set forth herein, the Buyer shall purchase from the Seller the Transferred Assets in exchange for the Closing Purchase Price as set forth in this Agreement, [***], the assumption of the Assumed Liabilities [***].
1.6    Closing; Delivery and Payment.
(a)    The Closing shall take place simultaneously with the execution and delivery of this Agreement (such date on which the Closing occurs, the “Closing Date”), at the offices of Arnold & Porter Kaye Scholer LLP, 250 West 55th Street, New York, NY 10019, unless another date, time or place is agreed to in writing by the Buyer and the Seller. All transactions at the Closing shall be deemed to take place simultaneously, and no transaction shall be deemed to have been completed and no documents or certificates shall be deemed to have been delivered until all other transactions are completed and all other documents and certificates are delivered. The Closing may take place remotely, via electronic exchange of documents.

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(b)    At the Closing:
(i)    the Buyer shall deliver the Closing Purchase Price by wire transfer of immediately available funds to an account designated in writing by the Seller;
(ii)    the Seller shall execute and deliver to the Buyer a Bill of Sale in the form attached hereto as Exhibit A (the “Bill of Sale”);
(iii)    the Seller shall execute and deliver to the Buyer a Patent Assignment in the form attached hereto as Exhibit B (the “Patent Assignment”);
(iv)    the Seller shall execute and deliver to the Buyer such other customary instruments of transfer, conveyance and assignment as the Buyer may reasonably request and as are reasonably necessary in order to effect the sale, transfer, conveyance and assignment to the Buyer of all right, title and interest in and to the Transferred Assets in accordance with the terms and conditions of this Agreement (the “Additional Transfer Documents”);
(v)    the Buyer shall execute and deliver to the Seller an Assumption Agreement in the form attached hereto as Exhibit C (the “Assumption Agreement”);
(vi)    [***] (together with the Bill of Sale, the Patent Assignment, the Assumption Agreement and the Additional Transfer Documents (if any), the “Ancillary Agreements”);
(vii)    the Seller shall deliver to the Buyer electronically, in accordance with the Buyer’s reasonable instructions (provided in writing a reasonable period of time prior to the Closing), all Transferred Assets of an electronic nature;
(viii)    the Seller shall deliver to the Buyer a certificate, executed by the Seller’s corporate secretary on behalf of the Seller, certifying as to the resolutions of the board of directors of the Seller authorizing and approving the sale of the Transferred Assets to the Buyer pursuant to this Agreement and the other Contemplated Transactions;
(ix)    the Buyer shall deliver to the Seller a certificate, executed by the Buyer’s corporate secretary on behalf of the Buyer, certifying as to the resolutions of the board of directors of the Buyer authorizing and approving the purchase of the Transferred Assets by the Buyer pursuant to this Agreement and the other Contemplated Transactions;
(x)    the Seller shall deliver to the Buyer evidence, in form and substance reasonably satisfactory to the Buyer, that the Seller has obtained all of the consents set forth in Schedule 1.6(b)(x) (the “Required Consents”);
(xi)    the Seller shall deliver to the Buyer a certification that the Seller is not a foreign person in accordance with the Treasury Regulations under Section 1445 of the Code; and

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(xii)    [***]
1.7    Taxes and Fees.
(a)    Transfer Taxes. All transfer, sales, and use taxes, deed excise stamps and similar charges (“Transfer Taxes”) related to the Contemplated Transactions shall be borne one-half by the Seller and one-half by the Buyer. The required Party shall file all necessary Tax Returns and other documentation with respect to such Transfer Taxes required by a Governmental Entity to be filed and, if required by applicable Law, the other Party will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation. The Seller and the Buyer shall cooperate in the preparation and filing of all forms and documentation necessary to provide exemption from Transfer Tax, to the extent permitted by applicable Law.
(b)    Withholding Taxes. The Buyer will be entitled to deduct and withhold from the amounts otherwise payable by it pursuant to this Agreement such amounts as it reasonably determines that it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law, and to collect any necessary Tax forms, including Forms W-8 or W-9, as applicable, or any similar information, from the Seller and any other recipient of payments hereunder; provided, however, that the Buyer will (i) promptly (and in any event no later than [***] prior to the date on which such payment is made or, in the case of a change in applicable Law after the date of this Agreement that would require withholding from such amounts, as soon as practicable) notify the Seller of any intention to so deduct and withhold and provide the Seller the opportunity to provide any statement, form, or other documentation that would reduce or eliminate any such requirement to deduct and withhold; (ii) remit and report any such amount required to be deducted and withheld to the applicable Governmental Entity in accordance with applicable Law; (iii) promptly provide to the Seller a certificate, receipt or other documentation of proof of such remittance reasonably acceptable to the Seller; and (iv) cooperate with the Seller as reasonably requested with respect to the filing of any Tax Return or conduct of any claim relating to any available refund of such amount remitted. In the event that any amount is so deducted and withheld, and properly remitted, such amount will be treated for all purposes of this Agreement as having been paid to the person to whom the payment from which such amount was withheld was made.
1.8    Wrong Pocket Assets. If at any time or from time to time after the Closing until the date that is [***] after the Closing Date, (i) any Excluded Asset is inadvertently transferred from the Seller to the Buyer, the Buyer shall execute, deliver and record (where appropriate) any and all instruments or other documents of transfer, conveyance and assignment, or amend or correct any such existing instruments or documents, and take such other action as the Seller may reasonably request, as may be necessary or advisable to effect or evidence the transfer of such Excluded Assets to the Seller in accordance with the terms of this Agreement, (ii) any Retained Liability is inadvertently transferred from the Seller to the Buyer, the Seller shall execute, deliver and record (where appropriate) any and all instruments or other documents of transfer, conveyance and assignment, or amend or correct any such existing instruments or

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documents, and take such other action as the Buyer may reasonably request, as may be necessary or advisable to effect or evidence the transfer of such Retained Liabilities to the Seller in accordance with the terms of this Agreement, (iii) any Transferred Asset is inadvertently retained by the Seller, the Seller shall execute, deliver and record (where appropriate) any and all instruments or other documents of transfer, conveyance and assignment, or amend or correct any such existing instruments or documents, and take such other action as the Buyer may reasonably request, as may be necessary or advisable to effect or evidence the transfer of such Transferred Assets to the Buyer (or to any Person as directed by the Buyer) in accordance with the terms of this Agreement, or (iv) any Assumed Liability is inadvertently retained by the Seller, the Buyer shall execute, deliver and record (where appropriate) any and all instruments or other documents of transfer, conveyance and assignment, or amend or correct any such existing instruments or documents, and take such other action as the Seller may reasonably request, as may be necessary or advisable to effect or evidence the transfer of such Assumed Liability to the Buyer (or to any Person as directed by the Buyer) in accordance with the terms of this Agreement. Prior to any such transfer in accordance with this Section 1.8, the Person receiving or possessing such asset shall hold such asset in trust for such other Person. Without limitation of the foregoing, in the event the Seller or any of its Affiliates receives any payment in respect of any Transferred Asset or the Buyer or any of its Affiliates receives any payment in respect of an Excluded Asset, the Seller or the Buyer (as applicable) shall promptly deliver such payment to an account designated in writing by the Buyer or the Seller (as applicable) by wire transfer of immediately available funds.
ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE SELLER
The Seller represents and warrants to the Buyer as of the date hereof as follows, except as set forth herein or in the Disclosure Schedule.
2.1    Organization, Standing and Power. The Seller is duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own the Transferred Assets.
2.2    Authority; No Conflict; Required Filings and Consents.
(a)    The Seller has all requisite corporate power and authority to enter into this Agreement and each of the Ancillary Agreements to which it is a party and to consummate the Contemplated Transactions. The execution, delivery and performance by the Seller of this Agreement and each of the Ancillary Agreements to which it is a party and the consummation by the Seller of the Contemplated Transactions have been duly authorized by all necessary corporate or similar action on the part of the Seller. This Agreement and each such Ancillary Agreement has been duly executed and delivered by the Seller and this Agreement and each such Ancillary Agreement is the legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar Laws relating to or affecting the rights of creditors generally and by equitable principles,

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including those limiting the availability of specific performance, injunctive relief and other equitable remedies and those providing for equitable defenses (the “Bankruptcy Exception”).
(b)    The execution, delivery and performance by the Seller of this Agreement and each of the Ancillary Agreements to which it is a party, and the consummation by the Seller of the Contemplated Transactions, do not and will not (i) conflict with, or result in any violation or breach of, any provision of the organizational documents of the Seller, or (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under any Contract, require a consent or waiver under any Contract, require the payment of a penalty under any Contract or result in the imposition of any Liens, other than Permitted Liens, in each case on or with respect to any of the Transferred Assets, with only such exceptions, in the case of this clause (ii), as would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.
(c)    No consent, approval, license, Permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity is required by or with respect to the Seller in connection with the execution, delivery and performance by the Seller of this Agreement and each of the Ancillary Agreements to which it is a party or the consummation of the Contemplated Transactions, except as would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.
2.3    Litigation. There is no action, suit, proceeding, claim, arbitration or investigation pending against the Seller or any of its Affiliates with respect to, or affecting, the Transferred Assets, of which the Seller or any of its Affiliates has received written notice and no such action, suit, proceeding, claim, arbitration or investigation has been threatened in writing against the Seller or any of its Affiliates which, in each case, if determined or resolved adversely in accordance with the plaintiff’s demands, would reasonably be expected to result in, individually or in the aggregate, a material liability in respect of the Transferred Assets. There are no unsatisfied material judgments or outstanding material orders, injunctions, decrees, stipulations or awards rendered by a court, an administrative agency or by an arbitrator against any of the Transferred Assets or against the Seller or any of its Affiliates with respect to, or affecting, the 898 Program or any Product.
2.4    Intellectual Property(a)    .
(a)    Schedule 1.1(a) lists (i) each Transferred Patent existing as of the Closing Date, (ii) the jurisdiction in which such Patent has been registered or filed and the applicable registration or serial number, and (iii) any other Person that has or purports to have an ownership interest in such Patents and the nature of such ownership interest. The Seller has made available to the Buyer copies of all such Transferred Patents and all other material correspondence with any patent office related to each such Transferred Patent.
(b)    Other than as disclosed on Schedule 2.4(b), the Seller is not bound by, and the Transferred Intellectual Property (and any part thereof) is not subject to, any

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agreement containing, any covenant or other provision that in any way limits or restricts the ability of the Seller or the Buyer to Exploit or enforce any Transferred Intellectual Property anywhere in the world.
(c)    Other than as disclosed on Schedule 2.4(c), the Seller solely and exclusively owns all right, title, and interest to and in the Transferred Intellectual Property free and clear of any encumbrances.
(d)    The Seller (i) does not own or control any Regulatory Approval, and has not submitted to any Regulatory Authority any application for Regulatory Approval, or other regulatory documentation or regulatory filing, in each case for any Transferred Compound or Product, and (ii) has not requested or participated in any meeting with any Regulatory Authority or received any correspondence from any Regulatory Authority relating to any such Transferred Compound or Product.
(e)    As of the Closing Date, to the Seller’s knowledge, no Person has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating, or otherwise violating, any Transferred Intellectual Property.
(f)    To its knowledge after due inquiry (which inquiry obligation shall not require the conduct of a freedom to operate analysis to the extent such analysis has not been previously done), the Seller has not infringed, misappropriated, or otherwise violated or made unlawful use of the Intellectual Property of any Third Party in the performance of activities related to the Transferred Intellectual Property. Except as disclosed in writing by the Seller prior to the Closing Date, the Seller has never received any written notice or other written communication relating to any actual, alleged, or suspected infringement, misappropriation, or violation by the Seller or any of its Representatives of any Intellectual Property of another Person in connection with performance of, development, manufacture or Commercialization of any Transferred Compound or Product.
(g)    With respect to the existing Transferred Patents, and with the exception of proceedings in the relevant patent office in the ordinary course of patent prosecution, no proceeding is pending or is threatened that challenges the validity, enforceability, inventorship, patentability, claim construction, use or ownership of or the Seller’s right to grant a license or other right to the item and, to the knowledge of the Seller, no valid basis exists for such a challenge.
(h)    No funding, facilities, or personnel of any Governmental Entity or any university, college, research institute, or other educational institution has been or is being used, directly or indirectly, to create, in whole or in part, Intellectual Property related to the Transferred Intellectual Property, except for any such funding or use of facilities or personnel that does not result in such Governmental Entity or institution obtaining ownership rights or any other similar right, title or interest (including any “march in” rights) in or to such Intellectual Property (including any claim or option to any of the foregoing).

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(i)    As of the Closing Date, neither the Seller nor any of its Affiliates are granted rights pursuant to any in-license or other similar agreement which form part of the Transferred Intellectual Property.
(j)    The Seller is not in breach of, or default under, the Original License Agreement in any respect that would reasonably be expected to adversely affect the Transferred Intellectual Property or the consummation of the Contemplated Transactions, and no event has occurred that, with notice or lapse of time or both, would constitute such a breach or default. The Seller has not assigned, transferred, conveyed, delegated, or sublicensed, in whole or in part, any of its rights or obligations under the Original License Agreement except as expressly permitted thereunder, and no consent, approval, waiver, or authorization of, or notice to, any third party is required in connection with the termination of the Original License Agreement to the Buyer in accordance with this Agreement.
2.5    Sufficiency of Transferred Assets. The Transferred Assets, together with the Licensed IP, are sufficient for the continued operation of the 898 Program as conducted by the Seller immediately prior to the Closing. The Transferred Assets include all material assets, properties, rights and interests, whether tangible or intangible, used or held for use in the conduct of the 898 Program, other than the Excluded Assets and no assets, rights or services of Seller or any of its Affiliates (other than the Transferred Assets and the Licensed IP) are necessary for the Buyer to conduct the 898 Program following the Closing in substantially the same manner as conducted prior to the Closing.
2.6    Title to Transferred Assets. The Seller is the sole and exclusive owner of, and has good and valid title to each of the Transferred Assets, and all Transferred Assets are free of all Liens, other than Permitted Liens. At the Closing, the Seller shall transfer and deliver to the Buyer good and valid title to each of the Transferred Assets free and clear of all Liens other than Permitted Liens.
2.7    Solvency. Immediately before and immediately after giving effect to the Contemplated Transactions [***], (a) the value of the assets of Seller shall exceed the sum of its debts and liabilities, including contingent liabilities, and (b) Seller shall have adequate capital to be able to carry on its business and pay its debts as they become due. No transfer of property is being made and no obligation is being incurred in connection with the Contemplated Transactions with the intent to hinder, delay or defraud either present or future creditors of Seller.
2.8    Brokers. No agent, broker, investment banker, financial advisor or other firm or Person is or shall be entitled, as a result of any action, agreement or commitment of the Seller or any of its Affiliates, to any broker’s, finder’s, financial advisor’s or other similar fee or commission (or reimbursement of expenses) in connection with any of the Contemplated Transactions.
2.9    Exclusive Representations and Warranties. Other than the representations and warranties set forth in this ARTICLE II, the Seller is not making any other representations or warranties, express or implied, with respect to the Transferred Assets. The Seller hereby

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disclaims any other express or implied representations or warranties, including regarding any financial projections, suitability for clinical development or other forward-looking statements provided by or on behalf of the Seller or its Affiliates, and the Buyer acknowledges and agrees that, other than the representations set forth in this ARTICLE II, the Transferred Assets are being sold, and the Assumed Liabilities are being assumed, on an “as is” basis. Nothing in this Section 2.9 or elsewhere in this Agreement is intended to or shall limit any Liability of the Seller in the event of actual and intentional common law fraud by the Seller (whether within or outside the scope of the representations and warranties contained in this Agreement).
ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE BUYER
The Buyer represents and warrants to the Seller as of the date hereof as follows, except as set forth herein.
3.1    Organization, Standing and Power. The Buyer is a corporation duly organized, validly existing and in good standing under the Laws of Ireland, has all requisite corporate power and authority to carry on its business as now being conducted.
3.2    Authority; No Conflict; Required Filings and Consents.
(a)    The Buyer has all requisite corporate power and authority to enter into this Agreement and each of the Ancillary Agreements to which it will be a party and to consummate the Contemplated Transactions. The execution, delivery and performance by the Buyer of this Agreement and each of the Ancillary Agreements to which is a party and the consummation by the Buyer of the Contemplated Transactions have been duly authorized by all necessary corporate action on the part of the Buyer. This Agreement and each such Ancillary Agreement has been duly executed and delivered by the Buyer and this Agreement, and each such Ancillary Agreement is the valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, subject to the Bankruptcy Exception.
(b)    The execution, delivery and performance by the Buyer of this Agreement and each of the Ancillary Agreements to which it is a party, and the consummation by the Buyer of the Contemplated Transactions, shall not, (i) conflict with, or result in any violation or breach of, any provision of the organizational documents of the Buyer, or (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, require the payment of a penalty under or result in the imposition of any Lien, other than Permitted Liens, on or with respect to the Buyer’s assets under, any of the terms, conditions or provisions of any lease, license, contract or other agreement, instrument or obligation to which the Buyer is a party or by which the Buyer or any of its properties or assets may be bound.
(c)    No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity is required by or with

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respect to the Buyer in connection with the execution, delivery and performance by the Buyer of this Agreement and each of the Ancillary Agreements to which it is a party or the consummation by the Buyer of the Contemplated Transactions.
3.3    Litigation. There is no action, suit, proceeding, claim, arbitration or investigation pending or threatened, against the Buyer or any of its Affiliates, and the Buyer is not subject to any outstanding order, writ, judgment, injunction or decree of any Governmental Entity that, in either case, would, individually or in the aggregate, (a) prevent or materially delay the consummation by the Buyer of the Contemplated Transactions or (b) otherwise prevent or materially delay performance by the Buyer of any of its material obligations under this Agreement.
3.4    Brokers. No agent, broker, investment banker, financial advisor or other firm or Person is or shall be entitled, as a result of any action, agreement or commitment of the Buyer, to any broker’s, finder’s, financial advisor’s or other similar fee or commission (or reimbursement of expenses) in connection with any of the Contemplated Transactions.
3.5    Exclusive Representations and Warranties. Other than the representations and warranties set forth in this ARTICLE III, the Buyer is not making any other representations or warranties, express or implied, with respect to the Contemplated Transactions. The Buyer hereby disclaims any other express or implied representations or warranties, including regarding any financial projections or other forward-looking statements provided by or on behalf of the Buyer or its Affiliates, and the Seller acknowledges and agrees that, other than the representations set forth in this ARTICLE III, the Seller has not relied on any other representations or warranties, express or implied, of Buyer with respect to the Contemplated Transactions. Nothing in this Section 3.5 or elsewhere in this Agreement is intended to or shall limit any Liability of the Buyer in the event of actual and intentional common law fraud by the Buyer (whether within or outside the scope of the representations and warranties contained in this Agreement).
ARTICLE IV

ADDITIONAL AGREEMENTS
4.1    Confidentiality.
(a)    All Confidential Information provided by one Party (or its Representatives or Affiliates) (collectively, the “Disclosing Party”) to the other Party (or its Representatives or Affiliates) (collectively, the “Receiving Party”) shall be subject to and treated in accordance with the terms of this Section 4.1.
(b)    Notwithstanding anything to the contrary herein, all Confidential Information relating to any Product, Transferred Asset or Assumed Liability shall be deemed to be “Buyer Confidential Information” and the Buyer shall be deemed the Disclosing Party and the Seller the Receiving Party with respect thereto. Buyer Confidential Information shall also include all Confidential Information obtained by the Seller (or its Affiliates or Representatives) from the

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Buyer (or its Affiliates or Representatives). The Seller and its Affiliates shall use the Buyer Confidential Information solely to the extent required to perform its or their obligations under this Agreement or any other Ancillary Agreement (a “Seller Permitted Purpose”), and for no other purpose. The Seller shall not disclose, or permit the disclosure of, any of the Buyer Confidential Information to any Person except those Persons to whom such disclosure is necessary in connection with any Seller Permitted Purpose and the Seller shall treat, and shall cause its Affiliates and Representatives to treat, the Buyer Confidential Information as confidential, using the same degree of care as the Seller normally employs to safeguard its own confidential information from unauthorized use or disclosure, but in no event less than a reasonable degree of care.
(c)    All Confidential Information obtained by the Buyer (or its Affiliates or Representatives) from the Seller (or its Affiliates or Representatives) other than the Buyer Confidential Information (the “Seller Confidential Information”) shall be used by the Buyer solely as required to perform its obligations or exercise its rights under this Agreement or any other Ancillary Agreement (the “Buyer Permitted Purpose”), and for no other purpose. The Buyer shall not disclose, or permit the disclosure of, any of the Seller Confidential Information to any Person except those Persons to whom such disclosure is necessary in connection with a Buyer Permitted Purpose and the Buyer shall treat, and shall cause its Affiliates and Representatives to treat, the Seller Confidential Information as confidential, using the same degree of care as the Buyer normally employs to safeguard its own confidential information from unauthorized use or disclosure, but in no event less than a reasonable degree of care.
(d)    A Receiving Party may disclose certain of the other Party’s Confidential Information to the extent such information is, on the advice of the Receiving Party’s outside counsel, required by applicable Law to be disclosed; provided that prior to making any such disclosure the Receiving Party notifies the Disclosing Party in a timely manner so that the Disclosing Party may seek a protective Order or other appropriate remedy preventing or limiting such required disclosure or, in the Disclosing Party’s sole discretion, waive compliance with the confidentiality provisions of this Agreement. The Receiving Party shall reasonably cooperate with the Disclosing Party in seeking to obtain any such protective Order or other remedy. In the event the Receiving Party makes any disclosure pursuant to this Section 4.1(d), it shall furnish only that portion of the Confidential Information which such Party is advised by its outside counsel is legally required to be so disclosed, and such Party exercises reasonable efforts to obtain reliable assurances that confidential treatment will be accorded such Confidential Information.
4.2    Non-Competition.
(a)    For a period of eighteen (18) months after the Closing (the “Restriction Period”), the Seller shall not, and shall ensure that its Affiliates shall not, whether on their own or with or through any Person (including through licensing to or from any Person), Exploit (a) any IFNα or variant thereof, or (b) any peptide or product that contains any IFNα or variant thereof, including any Transferred Compound or Product (collectively with clause (a), the “Restricted Products”).

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(b)    Notwithstanding Section 4.2(a), (i) in the event of a Change of Control of the Seller, any product owned or controlled by the acquirer or any of its affiliates prior to such Change of Control without use of the Transferred Intellectual Property shall not be deemed Restricted Product for the purposes of Section 4.2(a); and (ii) if, after the Closing Date, there is a Change of Control of any Person which results in such Person becoming an Affiliate of the Seller, then if such Person owns or controls a Restricted Product at the date of such Change of Control transaction, then the Seller shall (at its sole discretion), for the period set out in Section 4.2(a), either: (1) stop all Exploitation of the applicable Restricted Product within [***] of the date of completion of the Change of Control transaction giving rise to the applicable Person becoming an Affiliate of the Seller; or (2) to the extent there is [***] remaining on the Restriction Period, institute internal processes, policies, procedures and systems to segregate information relating to such Restricted Product from any Transferred Intellectual Property, and the Seller and the new Affiliate, as applicable, shall segregate all activities relating to the Restricted Product from the Exploitation of Transferred Intellectual Property (collectively, the “Access Restrictions”); or (3) if the Access Restrictions cannot reasonably prevent the use of Transferred Intellectual Property with respect to clause (2), then within [***] of the date of completion of the Change of Control transaction giving rise to the applicable Person becoming an Affiliate of the Seller, divest such Restricted Product. Such new Affiliate’s Exploitation of such Restricted Product during such [***] shall not constitute a breach of the Seller’s obligations under Section 4.2(a), if during such [***], (x) the Seller and the new Affiliate operate such Restricted Product without use of the Transferred Intellectual Property, and (y) no personnel who were employees or consultants of the Seller involved in the Exploitation of the Transferred Intellectual Property at any time prior to or after the transaction conduct any activities with respect to such Restricted Product (excluding any general and administrative personnel and senior-level executives). In the event of a Change of Control of the Seller or a Change of Control of any Person which results in such Person becoming an Affiliate of the Seller that results in Restricted Products subject to this Section 4.2(b), the acquirer, or Seller and the new Affiliate, as applicable, shall establish and enforce Access Restrictions relating to the Restricted Product from the Exploitation of Transferred Intellectual Property.
4.3    Public Disclosure. Subject to Section 4.1, unless otherwise required by applicable Law or by any listing agreement with any securities exchange, the Seller and the Buyer shall not, and shall cause their respective Affiliates not to, make any public announcement or disseminate any written communication with respect to this Agreement or the Contemplated Transactions, or otherwise communicate with any news media regarding this Agreement or the Contemplated Transactions, without the prior written consent of the Buyer and the Seller; provided, however, that after the Contemplated Transactions have been announced, the Seller and its Affiliates and the Buyer and its Affiliates shall be entitled to respond to questions in the ordinary course or issue any press release or make any other public statement that, in each case, is consistent with any public statement previously issued or made by it in accordance with the provisions of this Section 4.3. The Parties acknowledge that either or both Parties may be obligated to file under applicable Law promulgated by Governmental Entities or applicable securities exchanges a copy of, or report containing disclosures related to, this Agreement with the U.S. Securities and Exchange Commission or other Governmental Entity. In the event that a Party determines based on advice of outside counsel that such a filing is required, such Party

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shall request confidential treatment of all Confidential Information herein, including the sensitive commercial, financial, and technical terms hereof, to the extent such confidential treatment may be reasonably available to such Party. In the event of any such filing, the filing Party shall provide the other Party with a copy of (i) this Agreement marked to show provisions for which such filing Party intends to seek confidential treatment, and (ii) the portion of such report containing such disclosures, in each case ((i) and (ii)) within a reasonable amount of time prior to filing and shall use good faith efforts to incorporate the other Party’s reasonable comments thereon to the extent consistent with applicable Law promulgated by Governmental Entities or applicable securities exchanges; provided, however, that notwithstanding the foregoing, either Party may, without the prior review and comment of the other Party, use and repeat any language or wording that has been previously publicly disclosed or disseminated in accordance with, or as permitted by, the provisions of this Section 4.3, and provided further that such language or wording is repeated without material modification. Each Party shall be responsible for its own legal and other external costs in connection with any such filing.
4.4    Further Assurances. Each of the Parties will execute and deliver any further instruments and documents as any other Party reasonably may request in order to carry out the purposes of this Agreement, including, from and after the Closing, any Additional Transfer Documents necessary or appropriate (i) to effect the assignment of the Transferred Patents to the Buyer and (ii) for the purpose of carrying out or evidencing this Agreement and the Contemplated Transactions.
4.5    Termination of Original License Agreement. Each of the Parties hereby agree that the Original License Agreement shall terminate automatically and be of no further force or effect effective as of the Closing, without any further action by any Party. From and after the Closing, neither the Buyer nor the Seller shall have any further rights, obligations or liabilities under the Original License Agreement, except for those rights or obligations that by their express terms survive termination.
4.6    [***].
4.7    Tax Matters.
(a)    The Buyer and the Seller agree to furnish or cause to be furnished to each other, upon reasonable request, as promptly as practicable, such information and assistance relating to the Transferred Assets (including access to books and records) as is reasonably necessary for the filing of all Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any Governmental Entity, and the prosecution or defense of any claim, suit or proceeding relating to any Tax; provided, however, that for the avoidance of doubt, neither Party shall be required to provide the other Party with any Tax Returns filed on a consolidated, combined or unitary basis. The Buyer and the Seller (and their respective subsidiaries) shall retain all books and records with respect to Taxes pertaining to the Transferred Assets for a period of at least six years following the Closing Date. The Seller and the Buyer shall cooperate with each other in the conduct of any audit or other proceeding relating to Taxes involving the Transferred Assets.

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(b)    Any real property, personal property or similar Taxes applicable to the Transferred Assets for a taxable period that includes but does not end on the Closing Date (collectively, the “Apportioned Obligations”) shall be paid by the Buyer or the Seller, as applicable, and such Taxes shall be apportioned between the Buyer and the Seller based on the number of days in such taxable period included in the Pre-Closing Tax Period and the number of days in the entire taxable period. The Seller shall pay the Buyer an amount equal to any such Taxes payable by the Buyer which are attributable to the Pre-Closing Tax Period, and the Buyer shall pay the Seller an amount equal to any such Taxes payable by the Seller which are not attributable to the Pre-Closing Tax Period. Such payments shall be made on or prior to the Closing Date or, if later, on the date such Taxes are due (or thereafter, promptly after request by the Buyer or the Seller if such Taxes are not identified by the Buyer or the Seller on or prior to the Closing Date). Apportioned Obligations shall be timely paid, and all applicable filings, reports and returns shall be filed, as provided by applicable Law.
(c)    Any Party who receives, or whose Affiliate receives, any notice of a pending or threatened Tax audit, assessment or adjustment or other proceeding related to Taxes against or with respect to the Transferred Assets and the Assumed Liabilities that relates to any Tax Return with respect to taxable periods (or portions thereof) ending on or before the Closing Date shall promptly notify the other Party promptly after receipt of such notice provided, however, that no delay on the part of Buyer in notifying the Seller will relieve the Seller from any obligations under this Agreement, except to the extent such delay actually and materially prejudices the Seller thereby. Buyer and the Seller each shall consult with and keep the other informed on a regular basis regarding the status of any such proceeding. The Seller shall have the right to conduct and control any such proceeding that solely relates to a tax period ending before the Closing Date and to employ counsel of its choice at Seller’s expense; provided, that the Seller shall not agree to settle or compromise any such proceeding without Buyer’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed). In any other case, Buyer shall be entitled to control and conduct such proceeding; provided, that the Buyer shall not agree to settle or compromise any such proceeding without the Seller’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed).
4.8    Books and Records. From and after the Closing, subject to Section 4.1, the Seller and its Affiliates and its and their respective Representatives may retain a copy of any or all of the data room materials and other books, data, files, information and records that existed on or before the Closing and that relates to the Transferred Assets or any Product. Each Party agrees that, with respect to all original data room materials and other books, data, files, information and records relating to the Transferred Assets or any Product and existing as of the Closing, it will (and will cause each of its Affiliates and Representatives to) (i) comply in all material respects with all applicable Law relating to the preservation and retention of records and (ii) apply preservation and retention policies that are no less stringent than those generally applied by such Party or its Affiliates or Representatives. In addition, for at least five (5) years after the Closing Date, the Buyer shall, and shall cause each of its Affiliates to, preserve all original data room materials and other books, data, files, information and records relating to the Transferred Assets or any Product and existing as of the Closing.

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4.9    Release. Effective as of the Closing, each of Buyer and Seller, and on behalf of their Affiliates, and its and their legal representatives, successors, predecessors and assigns (as applicable) (each, a “Releasor”) hereby conclusively, absolutely, unconditionally, irrevocably, and forever waives, releases, absolves, acquits, and discharges the other Party, such other Party’s Affiliates and each of their respective representatives, successors, predecessors, assigns and their respective partners, members, equityholders, and attorneys of any of them (individually, a “Releasee” and collectively, the “Releasees”) from any and all claims, causes of action, sums of money, accounts, reckonings, bonds, bills, covenants, contracts, judgments, liabilities and costs or obligations of any kind whatsoever in law or equity, or otherwise (including claims for damages, costs, expenses, and attorneys’, brokers’ and accountants’ fees and expenses), whether known or unknown, contingent or otherwise, suspected or unsuspected, both at law and in equity, arising out of or relating to the Original License Agreement or [***]. Notwithstanding the foregoing, nothing contained herein will operate to release any obligations or liability of either Party (or any Affiliates of the foregoing) (i) arising under this Agreement or any Ancillary Agreement entered into in connection herewith or therewith, or (ii) constituting fraud, intentional misrepresentation, criminal activity or willful misconduct of such Releasee or any of its Affiliates.
ARTICLE V

INDEMNIFICATION
5.1    Indemnification by the Seller. Subject to the terms and conditions of this ARTICLE V, from and after the Closing, the Seller shall defend and indemnify the Buyer in respect of, and shall hold the Buyer harmless against and compensate and reimburse the Buyer for, any and all Damages suffered or incurred by the Buyer to the extent resulting from or constituting:
(a)    any inaccuracy in or breach of any of the representations or warranties of the Seller contained in ARTICLE II of this Agreement;
(b)    any breach or failure to perform by the Seller of any covenant or agreement contained in this Agreement; or
(c)    any Retained Liabilities or Excluded Assets.
5.2    Indemnification by the Buyer. Subject to the terms and conditions of this ARTICLE V, from and after the Closing, the Buyer shall defend and indemnify the Seller in respect of, and shall hold the Seller harmless against and compensate and reimburse the Seller for, any and all Damages suffered or incurred by the Seller to the extent resulting from or constituting:
(a)    any inaccuracy in or breach of any of the representations or warranties of the Buyer contained in ARTICLE III of this Agreement;

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(b)    any breach or failure to perform by the Buyer of any covenant or agreement contained in this Agreement; or
(c)    any Assumed Liabilities or Transferred Assets.
5.3    Claims for Indemnification.
(a)    Third Party Claims. All claims for indemnification made under this Agreement resulting from, related to or arising out of a third party claim against an Indemnified Party (a “Third Party Claim”) shall be made in accordance with the following procedures. A Person entitled to indemnification under this ARTICLE V (an “Indemnified Party”) shall give prompt written notification to the Indemnifying Party (a “Third Party Claim Notice”) of the commencement of any action, suit or proceeding relating to a third party claim for which indemnification may be sought or, if earlier, upon becoming aware of the assertion of any such claim by a third party. For purposes of this Agreement, “Indemnifying Party” means (i) in the case of a claim for indemnification by the Buyer, the Seller and (ii) in the case of a claim for indemnification by the Seller, the Buyer. Such Third Party Claim Notice shall include a description in reasonable detail (to the extent then known by the Indemnified Party) of (A) the facts constituting the basis for such third party claim and (B) the amount of the Damages claimed (the “Third Party Claim Amount”). No delay or failure on the part of the Indemnified Party in so notifying the Indemnifying Party shall relieve the Indemnifying Party of any liability or obligation hereunder except to the extent the Indemnifying Party is actually prejudiced thereby. Within [***] after delivery of such Third Party Claim Notice, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of any such Third Party Claim. After written notice to the Indemnified Party of the Indemnifying Party’s election to control the defense of a Third Party Claim, the Indemnifying Party shall have the full authority to conduct such defense and to settle or otherwise dispose of the same and the Indemnified Party shall fully cooperate in such defense; provided, however, that the Indemnifying Party shall obtain the written consent of each applicable Indemnitee prior to entering into any judgment, compromise or settlement that (i) does not relate solely to monetary damages (other than non-monetary relief incidental to such monetary damages) or (ii) seeks injunctive relief that would not reasonably be expected to be immaterial to the operations or business of the Indemnified Party or monetary damages (to the extent that, assuming such indemnity claim was meritorious, a substantial majority of such monetary damages would not reasonably be expected to be borne by the Indemnifying Party). If the Indemnifying Party does not assume control of such defense, the Indemnified Party shall control such defense. The Party not controlling such defense may participate therein at its own expense; provided that if the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes, based on advice from counsel, that the Indemnifying Party and the Indemnified Party have conflicting interests with respect to such action, suit, proceeding or claim, the reasonable fees and expenses of counsel to the Indemnified Party solely in connection therewith shall be considered “Damages” for purposes of this Agreement; provided, however, that in no event shall the Indemnifying Party be responsible for the fees and expenses of more than one (1) counsel for the Indemnified Party. The Party controlling such defense shall keep the other Party advised of the status of such action, suit, proceeding or claim and the defense thereof and shall consider recommendations made by the

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other Party with respect thereto. The Indemnified Party shall not agree to any settlement of such action, suit, proceeding or claim without the prior written consent of the Indemnifying Party. The Indemnifying Party shall not agree to any settlement of such action, suit, proceeding or claim that (w) does not include a complete release of the Indemnified Party from all liability with respect thereto, (x) includes any admission by, or finding materially adverse to, the Indemnified Party, (y) could reasonably be expected to result in criminal liability of the Indemnified Party or (z) imposes any liability or obligation on the Indemnified Party, in each case, without the prior written consent of the Indemnified Party. Any Third Party Claim relating to Taxes shall be governed by Section 4.7(c) and not this Section 5.3.
(b)    Procedure for Claims Not Involving Third Parties. An Indemnified Party wishing to assert a claim for indemnification under this ARTICLE V that does not involve a Third Party Claim shall deliver to the Indemnifying Party a written notice (a “Claim Notice”) which contains (i) a description and the amount (the “Claim Amount”) of any Damages, (ii) a statement that the Indemnified Party is entitled to indemnification under this ARTICLE V and a reasonable explanation of the basis therefor and (iii) a demand for payment in the amount of such Damages. The Indemnifying Party shall deliver to the Indemnified Party a written response in which the Indemnifying Party shall (A) agree that the Indemnified Party is entitled to receive all of the Claim Amount (in which case such response shall be accompanied by a payment to the Indemnified Party of the Claim Amount by the Indemnifying Party by wire transfer of immediately available funds), (B) agree that the Indemnified Party is entitled to receive part, but not all, of the Claim Amount (the “Agreed Amount”) (in which case such response shall be accompanied by a payment to the Indemnified Party of the Agreed Amount by the Indemnifying Party by wire transfer of immediately available funds) or (C) contest that the Indemnified Party is entitled to receive any of the Claim Amount. If such dispute is not resolved within [***] following the delivery by the Indemnifying Party of such response, the Indemnifying Party and the Indemnified Party shall each have the right to submit such dispute to arbitration in accordance with the provisions of Section 6.4.
5.4    Survival.
(a)    The representations and warranties of the Seller and the Buyer set forth in this Agreement shall survive the Closing and the consummation of the Contemplated Transactions and remain in full force and effect until the date that is [***] after the Closing Date. The covenants and agreements of the Seller and the Buyer set forth in this Agreement shall survive the Closing Date only until the expiration of the term of the undertaking set forth in such covenant or agreement, and if no such term is specified, then such covenant or agreement shall survive until the date that is [***] after the Closing Date.
(b)    If an indemnification claim is asserted in writing pursuant to Section 5.3 prior to the expiration as provided in Section 5.4(a) of the representation, warranty, covenant or agreement that is the basis for such claim, then such representation, warranty, covenant or agreement shall survive until, but only for the purpose of, the resolution of such claim.

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5.5    Limitations.
(a)    Notwithstanding anything else herein, the maximum aggregate liability of the Buyer or the Seller, as applicable, pursuant to Section 5.1(a) or Section 5.2(a), as applicable, shall, in each case, be the amount of any payments actually paid by the Buyer and received by the Seller or actually due and payable to the Seller (before deduction of any applicable Taxes); [***].
(b)    The amount of Damages recoverable by an Indemnified Party under this ARTICLE V with respect to an indemnity claim shall be reduced by the amount of any insurance payment or other third-party recovery actually received by such Indemnified Party with respect to such indemnity claim minus the amount of any increase in insurance premiums and reasonable costs of collection directly attributable to such recovery (the “Recovery”). If an Indemnified Party receives any insurance payment or third-party payment in connection with any claim for Damages for which it has already been indemnified by the Indemnifying Party, it shall pay to the Indemnifying Party, within [***] of receiving such insurance payment, an amount equal to the Recovery (up to the amount paid by the Indemnifying Party). Any Damages recoverable by an Indemnified Party shall be determined without duplication, and in no event shall any Party be indemnified under different provisions of this Agreement or any Ancillary Agreement for the same losses.
(c)    In no event shall any Indemnifying Party be responsible or liable for any Damages or other amounts under this ARTICLE V that are consequential, incidental, special, exemplary, punitive indirect, or multiple damages, even if such party has been advised of the possibility of such damages, whether or not foreseeable, except (i) to the extent paid to an unaffiliated third party with respect to Third Party Claims based on a final judgment or (ii) consequential or similar Damages resulting from a Party’s willful misconduct or a breach of Section 4.1.
(d)    Except with respect to claims related to actual and intentional common law fraud by the Seller or the Buyer or for specific performance as provided in Section 6.3, from and after the Closing the rights of the Indemnified Parties under this ARTICLE V shall be the sole and exclusive remedies of the Indemnified Parties with respect to claims under, or otherwise relating to the transactions that are the subject of, this Agreement.
5.6    Indemnification Payments. All indemnification payments made hereunder shall be treated by all Parties as adjustments to the Purchase Price for Tax purposes unless otherwise required by Law.
ARTICLE VI

MISCELLANEOUS
6.1    Notices. Any notice or other communication required or permitted to be delivered to any Party under this Agreement shall be in writing and shall be deemed delivered, given, and received when delivered (by hand, by international courier or by e-mail (with

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confirmation of receipt)) to the address or e-mail address set forth beneath the name of such Party below (or to such other address or e-mail address as such Party shall have specified in a written notice given to the other Parties hereto):
if to the Buyer, to

[***]
with a copy (which shall not constitute notice) to:
[***]
with a copy (which shall not constitute notice) to:

[***]
if to the Seller, to

[***]
with a copy (which shall not constitute notice) to:

[***]
Any Party may change the address to which notices and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.
6.2    Governing Law. This Agreement shall be governed in all respects by the laws of the State of New York, without reference to choice of law doctrines or statutes with the exception of sections 5-1401 and 5-1402 of New York General Obligations Law. The United Nations Convention of International Contracts on the Sale of Goods does not apply to this Agreement and is expressly and entirely excluded.
6.3    Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity without the necessity of demonstrating the inadequacy of monetary damages and without the posting of a bond.

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6.4    Arbitration.
(a)    Any dispute between the Parties with respect to this Agreement shall be finally settled by arbitration in accordance with the then-current rules of the American Arbitration Association (the “Rules”) by a single arbitrator selected in accordance with the Rules. The seat of arbitration shall be located in New York City, New York, United States. The language to be used in the arbitral proceedings will be English. Any situation not expressly covered by this Agreement shall be decided in accordance with the Rules.
(b)    The arbitrator shall issue a reasoned opinion following a full comprehensive hearing, no later than twelve (12) months following the selection of the arbitrator as provided for in Section 6.4(a) unless the Parties jointly request an extension or the arbitrator determines in a reasoned decision that the interest of justice or the complexity of the case requires that such limit be extended.
(c)    Any award shall be promptly paid in United States Dollars free of any tax, deduction or offset; and any costs, fees or taxes incident to enforcing the award shall, to the maximum extent permitted by applicable Law, be charged against the Party resisting enforcement. Each Party agrees to abide by the award rendered in any arbitration conducted pursuant to this Section 6.4(c), and agrees that judgment may be entered in any court of competent jurisdiction and the Parties hereby consent to the jurisdiction of such court for purposes of enforcement of such award.
(d)    Each Party shall bear its own legal fees and expenses arising out of the dispute resolution procedures described in this Section 6.4 and shall pay an equal share of the fees and expenses of the arbitrator.
(e)    The arbitration proceeding shall be confidential, and the arbitrator shall issue appropriate protective orders to safeguard each Party’s Confidential Information. Except as required by applicable Law, no Party shall make (or instruct the arbitrator to make) any public announcement with respect to the proceedings or decision of the arbitrator without prior written consent of the other Party. The existence of any dispute submitted to arbitration, and the award, shall be kept in confidence by the Parties and the arbitrators, except (i) as required in connection with the enforcement of such award, (ii) as otherwise required by applicable Law or required of a Party to fulfill a legal duty or protect or pursue a legal right, (iii) with the consent of both Parties, or (iv) where such information is already in the public domain other than as a result of a breach of this clause.
(f)    Nothing contained in this Agreement shall deny either Party the right to seek injunctive or other equitable relief, including specific performance, from a court of competent jurisdiction in the context of a bona fide emergency or prospective irreparable harm, and such an action may be filed and maintained notwithstanding any ongoing discussions between the Parties or any ongoing arbitration proceeding.
6.5    Trial by Jury Waiver. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH PARTY HERETO HEREBY

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IRREVOCABLY WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING IN WHOLE OR IN PART UNDER, RELATED TO, BASED ON OR IN CONNECTION WITH THIS AGREEMENT, THE SUBJECT MATTER HEREOF OR ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY HERETO IN CONNECTION WITH ANY SUCH AGREEMENTS, WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN TORT OR CONTRACT OR OTHERWISE. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 6.5 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.
6.6    Disclosure Schedule. The Disclosure Schedule shall be arranged in sections corresponding to the numbered sections contained in ARTICLE II or other relevant sections of this Agreement, and the disclosure in any section of the Disclosure Schedule shall qualify (a) the corresponding representations and warranties contained in ARTICLE II and (b) the other representations and warranties in ARTICLE II to the extent that it is reasonably apparent on the face of such disclosure that such disclosure also qualifies or applies to such other representations and warranties. The mere inclusion of an item in the Disclosure Schedule as an exception to a representation or warranty (or covenant, as applicable) shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would reasonably be expected to have a Seller Material Adverse Effect.
6.7    Fees and Expenses. Except as otherwise expressly provided herein, all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the Party incurring such fees and expenses.
6.8    Waiver. No failure on the part of any Person to exercise any power, right, privilege, or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege, or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege, or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege, or remedy. No Person shall be deemed to have waived any condition or claim arising out of this Agreement, or any power, right, privilege, or remedy under this Agreement, unless the waiver of such condition, claim, power, right, privilege, or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.
6.9    Assignment. Neither Party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other Party, except that either Party may make such an assignment or transfer without the other Party’s consent, but upon

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written notice to the other Party, to its Affiliate or to the successor to all or substantially all of the business to which this Agreement relates (whether by merger, acquisition, consolidation, sale of assets, sale of a majority of the direct or indirect equity interests in such Party or otherwise). Any permitted assignment shall be binding on the successors, heirs and assigns of the assigning Party. Any assignment or attempted assignment by a Party in violation of the terms of this Section 6.9 shall be null and void.
6.10    Amendment. This Agreement may not be amended, modified, altered, or supplemented other than by means of a written instrument duly executed and delivered on behalf of each of the Parties.
6.11    Severability. In the event that any provision of this Agreement, or the application of such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void, or unenforceable, will not be affected and will continue to be valid and enforceable to the fullest extent permitted by law. In lieu of such invalid, unlawful, void, or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid, and enforceable provision as similar in terms to such invalid, unlawful, void, or unenforceable provision as may be possible and reasonably acceptable to the Parties.
6.12    Entire Agreement. This Agreement, including the Disclosure Schedule and the Schedules, Exhibits and other attachments hereto, sets forth the entire understanding of the Parties relating to the subject matter thereof and supersede all prior agreements and understandings among or between any of the Parties relating to the subject matter thereof. No Party shall be bound by any representation other than as expressly stated in this Agreement.
6.13    No Third Party Rights. Except for the rights of the Indemnified Parties set forth in (and subject to) ARTICLE V, the provisions of this Agreement are for the exclusive benefit of the Parties, and no other person or entity shall have any right or claim against either Party by reason of these provisions or be entitled to enforce any of these provisions against either Party.
6.14    Headings; Interpretation. The headings of clauses contained in this Agreement preceding the text of the sections, subsections and paragraphs hereof are inserted solely for convenience and ease of reference only and shall not constitute any part of this Agreement or have any effect on its interpretation or construction. All references in this Agreement to the singular shall include the plural where applicable and vice versa. The term “including” or “includes” as used in this Agreement means including, without limiting the generality of any description preceding such term, and the word “or” has the inclusive meaning represented by the phrase “and/or.” Unless otherwise specified, references in this Agreement to any Article or Section shall include all subsections and paragraphs in such Article or Section and references in this Agreement to any subsection shall include all paragraphs in such subsection. All references to days in this Agreement shall mean calendar days, unless otherwise specified. Ambiguities and uncertainties in this Agreement, if any, shall not be interpreted against either Party, irrespective of which Party may be deemed to have caused the ambiguity or uncertainty to

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exist. For the purposes of this Agreement, “furnished to the Buyer” shall mean “furnished or made available to the Buyer or its Representatives, including in the Seller’s electronic data room prior to the Closing Date.”
6.15    Counterparts. This Agreement may be executed in counterparts and by electronic (i.e., pdf) or facsimile transmission, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.
ARTICLE VII

DEFINITIONS
For purposes of this Agreement, each of the following terms has the meaning set forth below.
“898 Program” means the development, manufacturing, commercialization, use and other Exploitation of the Products.
“Access Restrictions” has the meaning set forth in Section 4.2(b).
“Additional Transfer Documents” has the meaning set forth in Section 1.6(b)(iv).
“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and, with respect to the foregoing, the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.
“Agreed Amount” has the meaning set forth in Section 5.3(b).
“Agreement” has the meaning set forth in the preamble.
“Ancillary Agreements” has the meaning set forth in Section 1.6(b)(vi).
“Apportioned Obligations” has the meaning set forth in Section 4.7(b).
“Assumed Liabilities” has the meaning set forth in Section 1.3.
“Assumption Agreement” has the meaning set forth in Section 1.6(b)(v).
“Bankruptcy Exception” has the meaning set forth in Section 2.2(a).
“Bill of Sale” has the meaning set forth in Section 1.6(b)(ii).

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“Business Day” means any day other than (a) a Saturday or Sunday or (b) a day on which banking institutions located in New York, New York are permitted or required by Law, executive order or governmental decree to remain closed.
“Buyer” has the meaning set forth in the preamble.
“Buyer Confidential Information” has the meaning set forth in Section 4.1(b).
“Buyer Permitted Purpose” has the meaning set forth in Section 4.1(c).
“Change of Control” means, with respect to the Seller or its assignee (excluding assignees by virtue of a Change of Control as defined herein): (a) the sale of all or substantially all of the Seller’s assets or business; (b) a merger, reorganization or consolidation involving the Seller in which the voting securities of the Seller outstanding immediately prior thereto cease to represent at least fifty percent (50%) of the combined voting power of the surviving entity immediately after such merger, reorganization or consolidation; or (c) a Person, or group of Persons acting in concert acquire more than fifty percent (50%) of the voting equity securities or management control of the Seller.
“Claim Amount” has the meaning set forth in Section 5.3(b).
“Claim Notice” has the meaning set forth in Section 5.3(b).
“Closing” means the closing of the transactions contemplated by this Agreement.
“Closing Date” has the meaning set forth in Section 1.6(a).
“Closing Purchase Price” means a non-refundable payment of twenty-one million ($21,000,000) U.S. Dollars.
“Code” means the Internal Revenue Code of 1986, as amended.
“Combination Product” means a Product containing or consisting of the Transferred Compound and one (1) or more Other Active Ingredients, whether in the same or different formulations.
“Commercialization” means any and all activities related to pre-marketing, launching, marketing, promotion (including advertising and detailing), labelling, bidding and listing, obtaining pricing and reimbursement approval, distribution, storage, handling, offering for sale, selling, having sold, importing, having imported, exporting, having exported, distributing, having distributed, providing customer service and support, conducting medical affairs, conducting post-marketing safety surveillance, and reporting of or otherwise commercializing or exploiting any Transferred Compound or Products.
“Confidential Information” means (1) all information disclosed or made available to the Receiving Party by the Disclosing Party in connection with this Agreement or any other Ancillary Agreement [***], including all information with respect to the Disclosing Party’s

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licensors, licensees, sublicensees or Affiliates, (2) all information disclosed to the Receiving Party by the Disclosing Party under the Original License Agreement and (3) all memoranda, notes, analyses, compilations, studies and other materials prepared by or for the Receiving Party to the extent containing or reflecting the information in the preceding clause (1) or (2). Notwithstanding the foregoing, Confidential Information shall not include information that, in each case as demonstrated by competent written documentation:
i.    was already known to the Receiving Party other than under an obligation of confidentiality, at the time of disclosure by the Disclosing Party;
ii.    was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party unless such Confidential Information is so available due to the unauthorized actions of the Receiving Party;
iii.    became generally available to the public or otherwise part of the public domain after its disclosure to the Receiving Party other than through any act or omission of the Receiving Party in breach of this Agreement or the Original License Agreement;
iv.    is subsequently disclosed to the Receiving Party by a third party without obligations of confidentiality with respect thereto; or
v.    is subsequently independently discovered or developed by the Receiving Party without the aid, application or use of Confidential Information.
“Contemplated Transactions” means the transactions contemplated by this Agreement and the Ancillary Agreements.
“Contracts” means all contracts, leases (other than real property leases), deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, engagement letters and all other agreements, commitments and legally binding arrangements, whether written or oral.
“Damages” means losses, damages, fines, fees, penalties, interest, awards and judgments of any kind, including reasonable attorneys’ and consultants’ fees and expenses and other reasonable costs and expenses of legal proceedings.
“Disclosing Party” has the meaning set forth in Section 4.1(a).
“Disclosure Schedule” means the disclosure schedule delivered by the Seller to the Buyer and dated as of the date of this Agreement.
“EMA” means the European Medicines Agency and any successor agency or authority having substantially the same function.
“Excluded Assets” has the meaning set forth in Section 1.2.

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“Exploit” means to make, have made, manufacture, import, export, use, sell, offer for sale, have sold, research, develop, commercialize, hold or keep (whether for disposal or otherwise), transport, distribute, promote, market or otherwise dispose of.
“FDA” means the United States Food and Drug Administration or any successor agency thereto.
“Governmental Entity” means any national, multinational, state, provincial, local, foreign or other court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority, agency or instrumentality.
[***]
“IFNα” means Interferon alpha.
“IND” means an application filed with a Regulatory Authority for authorization to commence clinical trials, including (a) an Investigational New Drug Application as defined in the United States Federal Food, Drug, and Cosmetic Act and the guidelines, guidances, and requirements promulgated thereunder, (b) any equivalent of a United States IND in other countries or regulatory jurisdictions, (e.g., a Clinical Trial Application), and (c) all amendments thereof that may be filed with respect to the foregoing.
“Indemnified Party” has the meaning set forth in Section 5.3(a).
“Indemnifying Party” has the meaning set forth in Section 5.3(a).
“Intellectual Property” means any work of authorship, copyright, Patents, utility models, trade secret, trademark, tradename, trade or service mark (whether or not registered or unregistered), database rights, design rights (whether or not registered or unregistered), Know-How, and any registrations or applications relating to any of the foregoing, and any other rights of a similar nature or character, whether now existing or hereafter invented, discovered, created, made, conceived, developed, arising, or otherwise coming into being, as recognized by Law.
“Know-How” means any and all data, results, inventions, methods, processes, trade secrets, techniques, technology, and other proprietary Information, whether patentable or not but which are not generally known, including discoveries, formulae, materials (including chemicals), biological materials (including expression constructs, assays, animal models, nucleic acid sequences, amino acid sequences, and cell lines), practices, test data (including pharmacological, toxicological, pre-clinical and clinical information and test data), analytical and quality control data (including drug stability data), manufacturing technology and data (including formulation data), and sales forecasts, data and descriptions.
“Law” or “Laws” means any law, statute or ordinance, common law or any rule, regulation, standard, judgment, order, writ, injunction, decree or agency requirement of any Governmental Entity.

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“Liability” means any debt, liability or obligation (whether direct or indirect, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, known or unknown, determined or determinable or due or to become due), including all costs and expenses relating thereto.
[***]
“Lien” means any mortgage, security interest, pledge, conditional sale or other title retention agreement, lien, charge or encumbrance.
[***]
“NDA” means a New Drug Application, submitted to the FDA pursuant to 21 CFR § 314.50.
[***]
“Order” means any order, award, decree or injunction, ruling or writ issued, made or rendered by a Governmental Entity.
“Ordinary Course of Business” means the ordinary course of business consistent in all material respects with past custom and practice.
“Original License Agreement” has the meaning set forth in the introduction.
“Other Active Ingredient” means any active ingredient in a Combination Product which is not a Transferred Compound, but excluding (a) any chemokine, interferon, interleukin, lymphokine, or growth factor, and (b) any molecule that bridges T cells to target cells to induce targeted cytotoxicity without requiring antigen presentation.
“Parties” or “Party” has the meaning set forth in the preamble.
“Patent Assignment” has the meaning set forth in Section 1.6(b)(iii).
“Patents” means (a) all national, regional and international patents and patent applications, including provisional patent applications and any and all rights to claim priority thereto; (b) all patent applications filed either from such patents, patent applications or provisional applications or from an application claiming priority from either of these, including divisionals, continuations, continuations-in-part, provisionals, converted provisionals and continued prosecution applications; (c) any and all patents that have issued or in the future issue from the foregoing patent applications ((a) and (b)), including utility models, petty patents, innovation patents and design patents and certificates of invention; (d) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, reexaminations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications ((a), (b) and (c)); and (e) any similar rights, including so-called pipeline protection or any importation, revalidation, confirmation or introduction patent or registration patent or patent of additions to any of such foregoing patent applications and patents.

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“Permits” means regulatory filings, marketing authorizations, permits, licenses, registrations, regulatory clearances, approvals, concessions, qualifications, registrations, certifications and similar items in each case granted by Governmental Entities.
“Permitted Liens” means (i) Liens for Taxes, assessments or governmental charges or levies that are not yet due and payable or are being contested in good faith, (ii) statutory Liens (including mechanic’s, materialman’s, carrier’s, repairer’s and other similar Liens) arising or incurred in the Ordinary Course of Business, or (iii) any other Liens affecting the Transferred Assets that were not incurred in connection with the borrowing of money or the advance of credit and that do not materially impede the ownership or operation of, or materially impair the value of, the Transferred Assets, taken as a whole.
“Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Entity or other entity.
“Pre-Closing Tax Period” means (i) any Tax period ending on or before the Closing Date and (ii) with respect to a Tax period that commences on or before but ends after the Closing Date, the portion of such period up to and including the Closing Date.
“Product” means any product that contains the Transferred Compound, whether alone or together with one (1) or more Other Active Ingredients, in any dosage strength, form, or formulation, and for any mode of administration.
“Purchase Price” means, collectively, the Closing Purchase Price and [***].
“Receiving Party” has the meaning set forth in Section 4.1(a).
“Recovery” has the meaning set forth in Section 5.5(b).
“Regulatory Approval” means, with respect to any Product, any and all approvals (including NDAs and supplements and amendments thereto and active INDs), licenses, registrations (except manufacturing establishment registrations) or authorizations of any Regulatory Authority necessary to commercially distribute, sell or market any Product, including, where applicable, (a) pricing approval, (b) pre- and post-approval marketing authorizations, and (c) labeling approvals.
“Regulatory Authority” means any applicable Governmental Entity responsible for granting Regulatory Approvals for any product, including the FDA and EMA.
“Releasee” has the meaning set forth in Section 4.9.
“Releasor” has the meaning set forth in Section 4.9.
“Representatives” means, with respect to any Person, such Person’s officers, directors, employees, consultants, independent contractors, accountants, legal and other representatives and agents.

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“Required Consents” has the meaning set forth in Section 1.6(b)(x).
“Restricted Products” has the meaning set forth in Section 4.2(a).
“Restriction Period” has the meaning set forth in Section 4.2(a).
“Retained Liabilities” has the meaning set forth in Section 1.4.
“Seller” has the meaning set forth in the preamble.
“Seller Confidential Information” has the meaning set forth in Section 4.1(c).
“Seller Material Adverse Effect” means any change, event, development, state of facts, effect or condition which, individually or in the aggregate, has had or would reasonably be expected to have or result in a material adverse effect on: (a) the ability of the Seller to consummate any of the Contemplated Transactions on a timely basis; or (b) the Transferred Assets taken as a whole; provided, however, that “Seller Material Adverse Effect” shall not include: (i) general economic conditions in the United States, (ii) changes in financial or securities markets in general, (iii) political conditions generally of the United States, (iv) changes in the industries applicable to the Transferred Assets, including with respect to the biotechnology and health care industries, (v) the pendency of the Contemplated Transactions, the consummation of the Contemplated Transactions, the performance of obligations under this Agreement or the announcement of this Agreement, (vi) the taking of any actions specifically permitted to be taken or omitted pursuant to this Agreement or taken with the Buyer’s written consent, (vii) any acts of God, (viii) any hostilities, acts of war, sabotage, terrorism or military actions, (ix) any change in any Law (or interpretations of any Law), or (x) any change in the stock price or trading volume of the Seller’s common stock or its continued listing (it being understood, however, that any effect causing or contributing to any change in stock price or trading volume of the Seller’s common stock may be taken into account in determining whether a Seller Material Adverse Effect has occurred, unless such effects are otherwise excepted from this definition); except in each case to the extent having a disproportionate effect on the Seller, taken as a whole, relative to other similarly situated companies in the industries in which the Seller operates, in each case, such effect shall be taken into account to the extent of such disproportionate effect on the Seller.
“Seller Names and Marks” means any and all (a) Trademarks of Seller or any of its Affiliates, including the names, marks and logos set forth on Section 7.01 of the Disclosure Schedule, and (b) Trademarks derived from, confusingly similar to or including any of the foregoing.
“Seller Permitted Purpose” has the meaning set forth in Section 4.1(b).
“Tax Returns” means all reports, returns, declarations, statements or other information required to be supplied to any Governmental Entity in connection with Taxes (including any attachments thereto or amendments thereof).

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“Taxes” means (a) all taxes, charges, fees, levies or other similar assessments or Liabilities in the nature of a tax, including income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, service, transfer, withholding, employment, payroll and franchise taxes imposed by any Governmental Entity and (b) any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax described in clause (a) or any contest or dispute thereof.
“Third Party Claim” has the meaning set forth in Section 5.3(a).
“Third Party Claim Amount” has the meaning set forth in Section 5.3(a).
“Third Party Claim Notice” has the meaning set forth in Section 5.3(a).
“Trademarks” means all trademarks, service marks, trade names, logos, brands and other source identifiers, including all applications and registrations of the foregoing, as each of the foregoing may exist anywhere in the world.
“Transfer Taxes” has the meaning set forth in Section 1.7(a).
“Transferred Assets” has the meaning set forth in Section 1.1.
“Transferred Books and Records” has the meaning set forth in Section 1.1(e).
“Transferred Compound” has the meaning set forth in Section 1.1(c).
“Transferred Intellectual Property” means the Transferred Patents and Transferred Know-How.
“Transferred Know-How” has the meaning set forth in Section 1.1(b).
“Transferred Patent Files” has the meaning set forth in Section 1.1(a).
“Transferred Patents” has the meaning set forth in Section 1.1(a).
“Transferred Regulatory Documentation” has the meaning set forth in Section 1.1(d).

[Remainder of Page Intentionally Left Blank.]

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IN WITNESS WHEREOF, the Buyer and the Seller have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

JAZZ PHARMACEUTICALS IRELAND LIMITED

By: /s/ Aislinn Doody
Name: Aislinn Doody
Title: Director
    [Signature Page to Asset Purchase Agreement]

IN WITNESS WHEREOF, the Buyer and the Seller have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

WEREWOLF THERAPEUTICS, INC.

By: /s/ Daniel J. Hicklin
Name: Daniel J. Hicklin
Title: President and Chief Executive Officer
    [Signature Page to Asset Purchase Agreement]